SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS


       THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS (this "AGREEMENT") is dated as of April 16, 2007, and is made and entered into by STRATEGIC GAMING INVESTMENTS, INC., a Delaware corporation ("SGI"), and DONALD
R. BECK, an individual ("BECK"). For purposes of this Agreement, SGI and Beck may be referred to in this Agreement individually as a "PARTY," and collectively as the "PARTIES."

                                   RECITALS

       A. Beck, the principal shareholder of Neolink Wireless Content, Inc., a Nevada corporation ("NEOLINK"), together with all other shareholders of Neolink, entered into that certain Merger and Share Exchange Agreement with SGI dated January 5, 2007 (the "MERGER AGREEMENT"), pursuant to which, among other things, all of Neolink's shareholders exchanged their shares of Neolink common stock for a certain number of shares of SGI common stock, resulting in SGI becoming the sole shareholder of Neolink. For purposes of this Agreement, the SGI shares that were received by the shareholders of Neolink pursuant to the Merger Agreement shall be collectively referred to in this Agreement as the "EXCHANGED SGI SHARES."

       B. As a material part of the transactions contemplated by the Merger Agreement, SGI caused Neolink to employ Beck as its President and Chief Executive Officer pursuant to the terms of that certain Employment Agreement dated January 5, 2007 (the "EMPLOYMENT AGREEMENT"). In consideration of Beck's services in this regard, Neolink agreed to cause SGI to issue to Beck an additional 120,000 shares of SGI common stock over the term of the Employment Agreement (collectively, the "CONSIDERATION SGI SHARES"). To date, none of the Consideration SGI Shares have been issued to Beck.

       C. A dispute has arisen between the Parties regarding some or all of the foregoing matters. Without making any concessions or admissions regarding the merits of any claims that either Party may have against the other, in the interest of avoiding the time, expense and uncertainty associated with the on-going dispute between the Parties, the Parties have agreed to settle the dispute upon certain terms and to release each other from any and all claims that either Party may have against the other in connection with the foregoing matters and all other prior dealings between the Parties.

       D. The Parties are entering into this Agreement in order to memorialize the terms of settlement of their dispute and to release each other from any and all claims that may now exist or that may arise in the future in connection with the foregoing matters and all other prior dealings between the Parties, as further set forth below.

       Accordingly, the Parties hereby agree as follows:


       1. ACKNOWLEDGMENT OF RECITALS. The Parties hereby acknowledge the truthfulness and accuracy of, and hereby ratify, the recitals set forth above, each of which is hereby incorporated into this Agreement by reference.

       2. TERMS OF SETTLEMENT. The Parties expressly acknowledge and agree to the terms of settlement as set forth in this Section 2, each of which shall occur or take effect, as applicable, promptly upon execution and delivery of this Agreement.

   2.1.PURCHASE OF NEOLINK SHARES.

       2.1.1.SGI hereby sells, transfers and assigns to Beck, and Beck hereby purchases and acquires from SGI, all of the issued and outstanding shares of Neolink common stock (collectively, the "NEOLINK SHARES"), for the purchase price set forth below and otherwise on the applicable terms and subject to the applicable conditions set forth in this Agreement. The purchase price for the Neolink Shares shall be Fifteen Thousand Dollars ($15,000.00), which Beck shall pay to SGI in immediately available funds promptly upon execution and delivery of this Agreement and SGI's delivery to Beck of all certificates representing the Neolink Shares, duly endorsed in blank.

       2.1.2.SGI represents and warrants to Beck that the Neolink Shares are free and clear from any security interest, lien, pledge, encumbrance, claim, charge, right, option, warrant or restriction of any kind, nature or description, and that no option, right or other agreement or commitment exists with respect to any of the Neolink Shares.

   2.2.RELINQUISHMENT OF CERTAIN EXCHANGED SGI SHARES.

       2.2.1.Beck shall relinquish, endorse over and otherwise transfer and assign to SGI 100,000 of the Exchanged SGI Shares, and Beck shall cause John Padon, a former Neolink shareholder ("PADON"), to relinquish, endorse over and otherwise transfer and assign to SGI an additional 100,000 of the Exchanged SGI Shares. To that end, Beck shall deliver to Wolf, Rifkin, Shapiro and Schulman, LLP (the "FIRM") SGI Share Certificate No. 1063, evidencing 600,000 shares of SGI common stock, and Beck shall cause Padon to deliver to the Firm SGI Share Certificate No. ____ evidencing 200,000 shares of SGI common stock. The Firm shall hold such SGI Share Certificates in trust until such time as all of the following have occurred: (a) SGI has caused its stock transfer agent to issue to Beck a new SGI Share Certificate evidencing 500,000 shares of SGI common stock, (b) SGI has caused its stock transfer agent to issue to Padon a new SGI Share Certificate evidencing 100,000 shares of SGI common stock, and
           (c) the newly-issued SGI Share Certificates have been delivered to the Firm. Upon the Firm's receipt of the foregoing, the Firm shall deliver to SGI those SGI Share Certificates being held in trust.
           SGI acknowledges that, upon consummation of the transactions contemplated by this Agreement, each of the Exchanged SGI Shares not being relinquished, endorsed over and otherwise transferred and assigned to SGI pursuant to this Section 2.2.1 (including those being issued to Beck and Padon hereby) shall remain the sole and exclusive property of the former Neolink shareholder who or which owns the same.

       2.2.2.Beck represents and warrants to SGI that those Exchanged SGI
           Shares being relinquished, endorsed over and otherwise transferred and assigned to SGI hereby are free and clear from any security interest, lien, pledge, encumbrance, claim, charge, right, option, warrant or restriction of any kind, nature or description, and that no option, right or other agreement or commitment exists with respect to any of such Exchanged SGI Shares.

   2.3.TERMINATION OF EMPLOYMENT AGREEMENT; WAIVER OF RIGHTS IN CONSIDERATION
       SGI SHARES. The Parties hereby terminate the Employment Agreement in its entirety effective as of the date of this Agreement. In connection therewith, and except as otherwise set forth in this Agreement, neither Party shall owe any further duty or obligation, and neither Party shall be entitled to any further right, privilege or benefit, arising under or in connection with the Employment Agreement. Without limiting the generality of the foregoing, Beck hereby expressly waives any and all right, title, claim and interest that he may now have or hereafter acquire in or to the Consideration SGI Shares, and any portion thereof.

   2.4.LIABILITIES AND OBLIGATIONS.

       2.4.1.Except as set forth in Section 2.4.2 below, Neolink shall remain responsible for all debts and liabilities incurred by it in the course of its business and operations, including those debts and liabilities incurred during SGI's ownership of the Neolink Shares, and SGI shall have no obligations or responsibilities with respect to any of the same. Neolink shall indemnify, defend, protect and hold harmless SGI from any and all Claims and Liabilities (as defined below) that arise in connection with or that relate to any of the debts and liabilities referenced in this Section 2.4.1.

       2.4.2.Notwithstanding the foregoing, SGI shall be obligated to fulfill all of Neolink's office rent and T-1 line obligations owing to Anthem Village Executive Suites incurred through April 30, 2007, for the office located at 2580 Anthem Village Drive, Suite B-18, Henderson, Nevada 89052 (the "PREMISES"). SGI shall indemnify, defend, protect and hold harmless Neolink and Beck from any and all Claims and Liabilities that arise in connection with or that relate to any of the obligations referenced in this Section 2.4.2.

   2.5.VACATE THE PREMISES.  Beck shall have until April 30, 2007 to vacate the
       Premises and to remove all of Beck's and Neolink's materials, items and belongings from the Premises. Any of such materials, items or belongings remaining in or about the Premises after April 30, 2007 shall be deemed abandoned, and SGI shall dispose of the same in any manner it deems appropriate.

   2.6.REMOVAL OF BRAND REFERENCES. Beck shall cause Neolink to remove from all media any reference to Neolink's current affiliations with Anheuser-Busch Companies, Inc. ("BUDWEISER") and Hooters of America, Inc. ("HOOTERS"), including removing all brand name references and logo designations. Notwithstanding the foregoing, nothing in this Section
       2.6 shall prohibit Neolink from hereafter establishing new affiliations with Budweiser or Hooters, or both, and referencing the same in any form of media that Neolink desires in its sole and absolute discretion.

   2.7.PROGRAM RIGHTS. Neolink shall remain the sole and exclusive owner of all right, title and interest, including all DVD distribution rights, in and to the program tentatively entitled "How to Beat the Odds in Las Vegas" (working title) (the "PROGRAM"), free from any claim or right therein or thereto by SGI, subject only to the right of Hooters to receive a 10% share of net profits (after recoupment of direct expenses) resulting from the distribution of certain versions of the Program.

       3. REPRESENTATIONS AND WARRANTIES BY SGI. SGI hereby represents and warrants to Beck as set forth in this Section 3.

   3.1.POWER AND AUTHORITY. SGI has all requisite power, authority and capacity to enter into this Agreement, and all corporate actions required to be taken by SGI to authorize the execution, delivery and performance of this Agreement and all transactions contemplated by this Agreement have been duly and properly taken. Upon SGI's execution and delivery of this Agreement, this Agreement will become a valid and binding obligation of SGI, enforceable against SGI in accordance with its terms.

   3.2.ABSENCE OF CHANGES.  Since the date of SGI's acquisition of the Neolink
       Shares, SGI has not caused, undertaken or become aware of the occurrence of any of the following:

       3.2.1.any event, occurrence or condition that, either alone or in combination with other events, occurrences or conditions, is materially adverse to Neolink's business, operations, financial performance, properties, assets or prospects;

       3.2.2.the sale or issuance of any shares of capital stock or any other securities of Neolink;

       3.2.3.the pledge or hypothecation of any Neolink asset, or the subjecting of any Neolink asset to any encumbrance, charge, claim, condition, equitable interest, lien, license, lease, covenant, option, pledge, security interest, right of first refusal or restriction of any kind;

       3.2.4.the incurrence or assumption by Neolink, or the subjecting of Neolink to, any debt, obligation, duty or liability outside the ordinary course of business;

       3.2.5.any transaction or other action involving Neolink outside of the ordinary course of business;

       3.2.6.any agreement involving Neolink regarding any merger or consolidation of or by Neolink with any other entity or any acquisition of all or any part of the stock, equity interest or the business or assets of any other person, firm, association, corporation or business organization; or

       3.2.7.any transfer or grant by Neolink of any rights in any trademark
           (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, technology, customer list, proprietary right or other intellectual property right or intangible asset.

   3.3.PROCEEDINGS. To the knowledge of SGI, there is no claim, legal proceeding, action, suit, investigation or other proceeding pending or threatened against Neolink that (A) could adversely affect Neolink's business or any of the assets owned or used by Neolink, or (B) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any of the foregoing.

       4. REPRESENTATIONS AND WARRANTIES BY BECK. Beck hereby represents and warrants to SGI that Beck has all requisite power, authority and capacity to enter into this Agreement, and all actions required to be taken by Beck to authorize the execution, delivery and performance of this Agreement and all transactions contemplated by this Agreement have been duly and properly taken. Upon Beck's execution and delivery of this Agreement, this Agreement will become a valid and binding obligation of Beck, enforceable against Beck in accordance with its terms.

       5.    MUTUAL RELEASE OF CLAIMS.

   5.1.RELEASE BY SGI. SGI, on behalf of itself and each of its affiliated persons and entities, and each of their respective spouses, heirs, beneficiaries, shareholders, members, directors, officers, managers, employees, contractors, partners, joint venturers, attorneys, agents, representatives, successors and assigns, hereby forever releases and discharges Beck, each of his affiliated persons and entities and each of their respective spouses, heirs, beneficiaries, shareholders, members, directors, officers, managers, employees, contractors, partners, joint venturers, attorneys, agents, representatives, successors and assigns, and any person or entity acting by, though, under or in concert with any of them, from and against, and forever waive, forfeit and relinquish, each and every claim, action, demand, right, lien, covenant, agreement, contract, representation, warranty, indemnity, obligation, debt, cause of action, liability, lawsuit, litigation, loss, damage (including consequential damages and penalties), fee, cost and expense (including costs and expenses of counsel), indebtedness, order and cause of action, of every and whatever type, kind, nature, description or character, whether sounding in law, equity, contract, tort, statute or otherwise, and whether or not presently or later known, unknown, existing, asserted, suspected, unsuspected, liquidated, unliquidated, fixed, contingent, matured, unmatured, anticipated or unanticipated (each, a "CLAIM AND LIABILITY," and collectively, "CLAIMS AND LIABILITIES") arising out of, based on, relating to or in any way connected with the Merger Agreement, the Employment Agreement, the Exchanged SGI Shares, the Neolink Shares or otherwise with any of the prior dealings between the Parties.

   5.2.RELEASE BY BECK. Beck, on behalf of himself and each of his affiliated persons and entities, and each of their respective spouses, heirs, beneficiaries, shareholders, members, directors, officers, managers, employees, contractors, partners, joint venturers, attorneys, agents, representatives, successors and assigns, hereby forever releases and discharges SGI, each of its affiliated persons and entities, and each of their respective spouses, heirs, beneficiaries, shareholders, members, directors, officers, managers, employees, contractors, partners, joint venturers, attorneys, agents, representatives, successors and assigns, and any person or entity acting by, though, under or in concert with any of them, from and against, and forever waives, forfeits and relinquishes, each and every Claim and Liability arising out of, based on, relating to or in any way connected with the Merger Agreement, the Employment Agreement, the Exchanged SGI Shares, the Neolink Shares or otherwise with any of the prior dealings between the Parties.

   5.3.CIVIL CODE SECTION 1542. The Parties intend for this Section 5 to serve as a general release, and each Party recognizes that such Party may have Claims and Liabilities of which such Party is totally unaware and unsuspecting, but that which such Party is nevertheless releasing and giving up by executing this Agreement and providing the general release set forth above. In furtherance of such understanding and intention, each Party acknowledges that such Party is familiar with the provisions of California Civil Code Section 1542, and the corresponding provisions of any code, statute or law of any other state having jurisdiction over such Party, and such Party waives all such provisions and applications, including those of California Civil Code Section 1542, which provides as follows:

                      Section 1542.  (Extent of General
                      Release.)  A general release does
                      not extend to claims which the
                      creditor does not know or suspect
                      to exist in his or her favor at the
                      time of executing the release,
                      which if known by him or her must
                      have materially affected his or her
                      settlement with the debtor.

   5.4.ASSUMPTION OF RISK.  EACH OF THE PARTIES TO THIS AGREEMENT HAS BEEN
       ADVISED BY SUCH PARTY'S LEGAL COUNSEL AS TO THE EFFECT OF THE RELEASE BEING PROVIDED HEREUNDER AND UNDERSTANDS THAT THE FACTS WITH RESPECT TO WHICH SUCH RELEASE IS GIVEN MAY BE DIFFERENT FROM THE FACTS NOW KNOWN OR BELIEVED BY SUCH PARTY TO BE TRUE. EACH OF THE PARTIES ACCEPTS AND ASSUMES THE RISK THAT SUCH FACTS MAY TURN OUT TO BE DIFFERENT. NEVERTHELESS, EACH PARTY AGREES THAT THE RELEASE SUCH PARTY HAS PROVIDED UNDER THIS SECTION 5 SHALL REMAIN IN ALL RESPECTS EFFECTIVE AND SHALL NOT BE SUBJECT TO TERMINATION OR RESCISSION IN THE EVENT SUCH FACTS TURN OUT TO BE DIFFERENT.

   5.5.SURVIVAL OF THIS RELEASE. Each of the Parties acknowledges and agrees that nothing contained in this Section 5 shall release or discharge such Party from such Party's representations, warranties, covenants and agreements set forth in, and from such Party's rights, duties and obligations assumed under, this Agreement.

       6. FORBEARANCE FROM LITIGATION. Each Party shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the other Party based on, arising out of or in any way connected with any Claim and Liability that is released or discharged under this Agreement.

       7. NO ASSIGNMENT OF CLAIMS. Each Party represents and warrants to the other Party that such Party has not assigned any of the Claims and Liabilities released or discharged under this Agreement, and each Party shall indemnify, defend, protect and hold harmless the other Party from and against any and all Claims and Liabilities that such other Party shall suffer or incur as a result of or arising in connection with any breach of the foregoing representation and warranty.

       8. ARM'S LENGTH. This Agreement has been negotiated at arm's length between persons knowledgeable in the matters dealt with herein. In addition, each Party has been represented by independent legal counsel of such Party's own choice. Accordingly, any rule of law or any other statute, legal decision or common law principle of similar effect that would require interpretation of any uncertainty or ambiguity in this Agreement against the Party that drafted it, is of no application and is hereby expressly waived. This Agreement shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties and this Agreement.

       9. VOLUNTARY. Each Party warrants, represents and agrees that, in executing this Agreement, such Party (A) does so with knowledge of any and all rights that such Party may have with respect to the provisions of this Agreement, (B) has carefully read and considered this Agreement and fully understands its contents and the significance of its contents,
       (C) is entering into this Agreement of such Party's own informed and free will, based upon such Party's own judgment and without any coercion or fear of retaliation, and (D) has obtained independent legal advice with respect to this Agreement.

       10. NO DISPARAGEMENT. Neither Party shall make or publish, or allow or cause any other person or entity to make or publish, any untrue, derogatory or disparaging statements about the other Party to any third party pertaining to any personal or business matters that previously transpired between the Parties.

       11. CONFIDENTIALITY. Each Party agrees that neither such Party nor any person or entity that is an employee, agent or representative of, or otherwise affiliated with, such Party shall reveal, disclose or otherwise make known to any person or entity, other than as the Parties may mutually agree in writing, the existence, or any of the terms or conditions, of this Agreement; provided, however, it is expressly understood and agreed to by Beck that SGI will be required to file a current report on Form 8-K with the Securities and Exchange Commission within four (4) business days of the execution of this Agreement detailing the terms hereof.

       12.   MISCELLANEOUS.

   12.1. ENTIRE AGREEMENT. This Agreement and all exhibits hereto constitute the only and entire agreement between the Parties with respect to the subject matter hereof, and there are no promises, repre-sentations or other agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth herein. The obligations set forth in this Agreement are unconditional.

   12.2. GOVERNING LAW; CONSENT TO JURISDICTION. California law, without regard to conflict or choice of law principles, shall govern the construction and interpretation of this Agreement. The Parties agree that all actions or proceedings arising directly or indirectly from this Agreement shall be litigated in courts having a situs within Las Vegas, Nevada, and hereby consent to the jurisdiction of any local, state or federal court in which such an action is commenced that is located in Clark County, Nevada and agree not to disturb such choice of forum or waive the personal service of any and all process upon them.

   12.3. ATTORNEYS' FEES. If an action (including arbitration) is brought to interpret or enforce any of the terms of this Agreement, or because of a Party's breach of any provision of this Agreement, the losing Party shall pay the prevailing Party's attorneys' fees, costs and expenses, court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. In addition to the foregoing award of attorneys' fees, the prevailing Party shall be entitled to its attorneys' fees incurred in any post-judgment proceeding to enforce any judgment in connection with this Agreement.

   12.4. MODIFICATION, WAIVER OR TERMINATION. Except as otherwise expressly provided in this Agreement, no modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the Party or Parties sought to be bound thereby. No failure to pursue or elect any remedy shall constitute a waiver of any default under or breach of any provision of this Agreement, nor shall any waiver of any such default or breach be deemed to be a waiver of any other subsequent default or breach.

   12.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one and the same instrument.

   12.6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective legal representatives, executors, administrators, successors and assigns.

   12.7. CONSTRUCTION. Whenever used in this Agreement, the terms "including," "include," "includes" and the like are not intended as terms of limitation, and, hence, shall be deemed to be followed by "without limitation."

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                 "SGI"

                                 STRATEGIC GAMING INVESTMENTS, INC.


                                 By:   /s/Lawrence S. Schroeder
					-----------------------
                                        Lawrence S. Schroeder,
                                        President & Chief Executive Officer



                                 "BECK"


                                 /s/ Donald. R. Beck
				 --------------------
                                 DONALD R. BECK